Exhibit 4.3

THIS SECURITY AND THE RIGHTS PROVIDED HEREIN ARE SUBJECT IN ALL RESPECTS TO THE TERMS OF THE THIRD AMENDED AND RESTATED SUBORDINATION AGREEMENT OF EVEN DATE HEREWITH AMONG THE AGENT OF THE PAYEE, THE AGENT OF THE HOLDERS OF THE SERIES A 6% SECURED CONVERTIBLE PROMISSORY NOTES, THE SERIES B 6% SECURED CONVERTIBLE PROMISSORY NOTES, THE SERIES C 6% SECURED CONVERTIBLE PROMISSORY NOTES, THE SERIES D 6% SECURED CONVERTIBLE PROMISSORY NOTES AND THE SERIES E 6% SECURED CONVERTIBLE PROMISSORY NOTES AND SAND HILL FINANCE, LLC.

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, SUCH COUNSEL AND THE SUBSTANCE OF SUCH OPINION SHALL BE REASONABLY ACCEPTABLE TO AXS-ONE INC. UNLESS PROHIBITED BY APPLICABLE LAW, RULE OR REGULATION, THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT.

AXS-ONE INC.

SERIES 2009 5% SECURED CONVERTIBLE PROMISSORY NOTE

U.S. $50,000	Rutherford, NJ
No.: 4	June [__], 2009

FOR VALUE RECEIVED, the undersigned, AXS-ONE INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of Sirius Trust or any future holder of this promissory note (the “Payee”), at the principal office of the Payee set forth herein, or at such other place as the holder may designate in writing to the Company, the principal sum of the lesser of (i) Fifty Thousand Dollars (US$50,000) (the “Available Amount”) and (ii) so much thereof as shall have been advanced by the Payee to the Company (such lesser amount, the “Principal Amount”), together with all accrued but unpaid interest, in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts and in immediately available funds, as provided in this promissory note (the “Note”).

     Provided no Event of Default (as defined below) has occurred, advances under this Note up to an aggregate amount not exceeding the Available Amount may be requested from time to time upon written notice by the Company to the Payee (each, an “Advance Request”). Within two (2) Business Days of receipt of an Advance Request, the Payee shall pay to the Company the amount requested by wire transfer in immediately funds to an account designated by the Company. A record of all advances under this Note shall be maintained by each of the Company and the Payee in substantially the form of Exhibit A hereto; provided, however, that the failure to so record shall in no way limit the Company’s obligations with respect to repayment of all amounts due and owing hereunder.

     This Note is one of a duly authorized issue of Series 2009 5% Secured Promissory Notes of the Company, in an aggregate principal amount of up to Two Hundred and Fifty Thousand Dollars (US$250,000) (collectively, the “Promissory Notes”) issued pursuant to that certain Standby Convertible Note Purchase Agreement dated as of the date hereof (the “Purchase Agreement”; capitalized terms used herein without definition shall have the meanings assigned in the Purchase Agreement). The Promissory Notes rank pari passu in priority of payment and in all other respects with one another and rank senior to (i) all of the Series A 6% Secured Convertible Promissory Notes and the Series B 6% Secured Convertible Promissory Notes sold and issued by the Company for the aggregate amount of $5,000,000 on May 29, 2007, pursuant to a Convertible Note and Warrant Purchase Agreement (the “May 2007 Notes”), (ii) all of the Series C 6% Secured Convertible Promissory Notes sold and issued by the Company for the aggregate amount of $3,750,000 on November 16, 2007, pursuant to a Convertible Note and Warrant Purchase Agreement (the “November 2007 Notes”), (iii) all of the Series D 6% Secured Convertible Promissory Notes sold and issued by the Company for the aggregate amount of $2,100,000 on July 24, 2008, pursuant to a Convertible Note and Warrant Purchase Agreement (the “July 2008 Notes”), and (iv) all of the Series E 6% Secured Convertible Promissory Notes sold and issued by the Company for the aggregate amount of $1,100,000 on October 30, 2008, pursuant to a Convertible Note and Warrant Purchase Agreement (the “October 2008 Notes”).

     No payment, including any prepayment, shall be made hereunder unless payment, including any prepayment, is offered with respect to the other Promissory Notes in an amount which bears the same ratio to the then unpaid principal amount of such Promissory Notes as the payment made hereon bears to the then unpaid principal amount under this Note.

          1. Principal and Interest Payments.

               (a) If the closing of the Merger (as defined below) does not occur prior to June 30, 2010, the Company shall repay in full the entire Principal Amount plus all accrued and unpaid interest thereon on such date or, if the closing of the Merger does occur prior to June 30, 2010, the Company shall repay the Principal Amount plus all accrued and unpaid interest thereon in twelve (12) equal monthly installments of principal and interest commencing on the one year anniversary of the date of the closing of the Merger; provided, however, that, in each case, if, prior to the repayment by the Company of the entire Principal Amount plus all accrued and unpaid interest thereon, there occurs a Sale Transaction (as defined below) other than the Merger or an acceleration of the Company’s obligations under this Note as contemplated by this Note, the Company shall repay in full the entire Principal Amount plus all accrued and unpaid interest thereon on the date of such Sale Transaction or acceleration.

     “Merger” shall mean the merger of a wholly-owned subsidiary (“Merger Sub”) of Unify Corporation, a Delaware corporation (“Unify”), with and into the Company, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of April 16, 2009, by and among Unify, Merger Sub and the Company (the “Merger Agreement”).

     “Sale Transaction” shall mean (i) the sale or other disposition of all or substantially all of the Company’s assets or (ii) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions.

               (b) Interest on the outstanding principal balance of this Note shall accrue at a rate of five percent (5.00%) per annum. Interest on the outstanding principal balance of this Note shall be computed on the basis of the actual number of days elapsed and a year of three hundred sixty (360) days and shall be payable as provided in Section 1(a). Furthermore, upon the occurrence and during the continuance of an Event of Default, then, to the extent permitted by law, the Company shall pay interest to the Payee, payable on demand, on the outstanding principal balance of this Note from the date of the Event of Default until cure thereof or payment in full, at a per annum rate equal to the lower of (A) five percent (5%) above the rate charged or then eligible to be charged by Sand Hill Finance, LLC or any other senior lender to the Company or (B) the maximum rate permitted by law.

               (c) The Company may prepay the outstanding principal amount of this Note or the interest thereon at any time and from time to time (a “Prepayment”) without the written consent of the Payee, provided that the Company shall provide at least ten (10) days prior written notice of the date on which the Company intends to make such a Prepayment (a “Prepayment Notice”). Any partial Prepayment shall be applied first to accrued but unpaid interest and second to unpaid principal. Nothing in this Section 1(c) shall limit the right of the Payee to convert this Note as set forth in Section 8 at any time after receipt of the Prepayment Notice and prior to the time at which such Prepayment is made.

          2. Non-Business Days. Whenever any payment to be made shall be due on a non-Business Day, such payment may be due on the next succeeding Business Day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

          3. Security. This Note is secured pursuant to the terms of a Security Agreement dated as of the date hereof among the Company and the other parties thereto, including the holders of Promissory Notes set forth therein (the “Security Agreement”), by a security interest in the Collateral (as such term is defined in the Security Agreement), which security interest will rank senior to the security interests granted in connection with the May 2007 Notes, the November 2007 Notes, the July 2008 Notes and the October 2008 Notes. This Note is subject to the provisions of the Security Agreement.

          4. Subordination of Future Debt; Payment of Dividends. Except as provided in the Transaction Documents, any debt incurred after the date hereof to any creditor shall be subordinated to the indebtedness evidenced by this Note. The Company shall not declare or pay any dividend or distribution with respect to any preferred stock of the Company or common stock, par value $0.01 per share, of the Company (the “Common Stock”) other than a pro rata dividend with respect to the Common Stock payable solely in shares of Common Stock.

          5. Representations and Warranties of the Company. The Company represents and warrants to the Payee as follows:

               (a) The Company has been duly incorporated and is validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted.

               (b) This Note has been duly authorized, validly executed and delivered on behalf of the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at law or equity), and the Company has full power and authority to execute and deliver this Note and to perform its obligations hereunder.

          6. Events of Default. The occurrence of any of the following events shall be an “Event of Default” under this Note:

               (a) the Company shall fail to pay the principal or any accrued interest hereunder, or under any other Promissory Note, the May 2007 Notes, the November 2007 Notes, the July 2008 Notes or the October 2008 Notes after the date such payment shall become due and payable hereunder or thereunder;

               (b) if default shall be made in the performance or observance of any representation, warranty, covenant or agreement contained in this Note, in the Security Agreement, in the Purchase Agreement, in any other Promissory Note, in any May 2007 Note, in any November 2007 Note, in any July 2008 Note, in any October 2008 Note or in any other agreement between the Company and the Payee relating to indebtedness of the Company to the Payee or any of its affiliates for borrowed money and such default shall have continued for a period of five (5) days after Company’s receipt of written notice of such default (unless such default is on account of failure to give a required notice, in which event such 5 day cure period shall commence with the date of such default);

               (c) the Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (the “Bankruptcy Code”) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), or (vi) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

               (d) a proceeding or case shall be commenced in respect of the Company or any of its subsidiaries without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) consecutive days or any order for relief shall be entered in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic) against the Company or any of its subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Company or any of its subsidiaries and shall continue undismissed, or unstayed and in effect for a period of ninety (90) consecutive days.

          7. Remedies Upon an Event of Default. If an Event of Default shall have occurred and shall be continuing, the Payee of this Note may at any time at its option, declare the entire unpaid Principal Amount, together with all interest accrued thereon, due and payable, and thereupon, the same shall be accelerated and be due and payable; provided, however, that upon the occurrence of an Event of Default described in Sections 6(c) and (d), without presentment, demand, protest or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Company, the outstanding Principal Amount and accrued interest hereunder shall be automatically due and payable; provided, further, that upon the occurrence of an Event of Default described in Sections 6(a) and (b), the Payee may exercise or otherwise enforce any one or more of the Payee’s rights, powers, privileges, remedies and interests under this Note or applicable law. No course of delay on the part of the Payee shall operate as a waiver thereof or otherwise prejudice the right of the Payee. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

          8. Conversion.

               (a) General. The holder of this Note shall have the right at any time after the closing of the Merger and prior to the one year anniversary of the date of the closing of the Merger, at such holder’s option, to convert all or any lesser portion of the Principal Amount plus accrued and unpaid interest thereon into such number of fully paid and non-assessable shares of common stock, $0.001 par value (the “Unify Common Stock”), of Unify as is determined by dividing (i) the portion of the Principal Amount to be converted plus accrued and unpaid interest thereon by (ii) the Conversion Rate (as defined below) then in effect for this Note. The initial conversion rate shall be $3.00, such rate to be subject to adjustment in accordance with the provisions of this Section 8. Such conversion rate in effect from time to time, as adjusted pursuant to this Section 8, is referred to herein as a “Conversion Rate.” All of the remaining provisions of this Section 8 shall apply separately to each Conversion Rate in effect from time to time with respect to this Note.

               (b) Mechanics of Conversion.

               (i) Such right of conversion shall be exercised by the Payee by delivering to Unify a conversion notice in the form attached hereto as Exhibit B (the “Conversion Notice”), appropriately completed and duly signed, and by surrender to Unify not later than two (2) Business Days thereafter of this Note. The Conversion Notice shall also contain a statement of the name or names (with addresses and tax identification or social security numbers) in which the certificate or certificates for Unify Common Stock shall be issued, if other than the name in which this Note is registered. Promptly after the receipt of the Conversion Notice, Unify shall issue and deliver, or cause to be delivered, to the Payee or such Payee’s nominee, a certificate or certificates for the number of shares of Unify Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected as of the close of business on the date of receipt by Unify of the Conversion Notice (the “Conversion Date”), and the person or persons entitled to receive the shares of Unify Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Unify Common Stock as of the close of business on the Conversion Date. If the Payee has not converted the entire amount of this Note pursuant to the Conversion Notice, then Unify shall execute and deliver to the Payee a new Note instrument identical in terms to this Note, but with a principal amount reflecting the unconverted portion of this Note. The new Note instrument shall be delivered subject to the same timing terms as the certificates for the Unify Common Stock.

               (ii) Unify shall effect such issuance of Unify Common Stock within three (3) Business Days following the Conversion Date and shall transmit the certificates by messenger or reputable overnight delivery service to reach the address designated by such holder within three (3) Business Days after the receipt by Unify of such Conversion Notice. Provided that the holder complies with all of the provisions of this Note relating to the conversion hereof, if certificates evidencing the Unify Common Stock are not received by the holder (through no fault or negligence of the holder) within five (5) Business Days following the Conversion Date, then the holder shall be entitled to revoke and withdraw its Conversion Notice, in whole or in part, at any time prior to its receipt of those certificates.

               (c) Fractional Shares. Unify shall not be required to issue a fractional share of Unify Common Stock upon conversion of this Note. As to any fraction of a share which the holder of this Note would otherwise be entitled to acquire upon such conversion, Unify shall pay an amount in cash equal to the Current Market Price (as defined below) per share of Unify Common Stock on the date of conversion, multiplied by such fraction.

     “Current Market Price” means, in respect of any share of Unify Common Stock on any date herein specified:

     (1) if there shall not then be a public market for the Unify Common Stock, the higher of (a) the book value per share of Unify Common Stock at such date, and (b) the fair market value per share of Unify Common Stock as determined in good faith by the Board of Directors of Unify, or

     (2) if there shall then be a public market for the Unify Common Stock, the average of the daily market prices for the 20 consecutive trading days immediately before such date. The daily market price for each such trading day shall be (i) the closing bid price on such day on the principal stock exchange (including Nasdaq) on which such Unify Common Stock is then listed or admitted to trading, or quoted, as applicable, (ii) if no sale takes place on such day on any such exchange, the last reported closing bid price on such day as officially quoted on any such exchange (including Nasdaq), (iii) if the Unify Common Stock is not then listed or admitted to trading on any stock exchange, the last reported closing bid price on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the Pink Sheets LLC, (iv) if no such price is so furnished, as furnished by any similar entity then engaged in such business, or (v) if there is no such entity, as furnished by any member of the Financial Industry Regulatory Authority (“FINRA”) selected mutually by holders of a majority in interest of the Promissory Notes and Unify or, if they cannot agree upon such selection, as selected by two such members of FINRA, one of which shall be selected by holders of a majority in interest of the Promissory Notes and one of which shall be selected by Unify.

     (d) Stock Dividends, Subdivisions and Combinations. If at any time while this Note is outstanding, Unify shall:

     (i) cause the holders of Unify Common Stock to be entitled to receive a dividend payable in, or other distribution of, additional shares of Unify Common Stock;

     (ii) subdivide its outstanding shares of Unify Common Stock into a larger number of shares of Unify Common Stock; or

     (iii) combine its outstanding shares of Unify Common Stock into a smaller number of shares of Common Stock,

then in each such case the Conversion Rate shall be multiplied by a fraction of which the numerator shall be the number of shares of Unify Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Unify Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this Section 8(d) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clauses (ii) or (iii) of this Section 8(d) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that a Conversion Rate is calculated hereunder, then the calculation of such Conversion Rate shall be adjusted appropriately to reflect such event.

     (e) Certain Other Distributions. If at any time while this Note is outstanding Unify shall take a record of the holders of Unify Common Stock for the purpose of entitling them to receive any dividend or other distribution of:

               (i) cash;

     (ii) any evidences of its indebtedness, any shares of stock of any class or any other securities or property or assets of any nature whatsoever (other than cash or additional shares of Unify Common Stock as provided in Section 8(d)); or

     (iii) any warrants or other rights to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property or assets of any nature whatsoever (in each case set forth in subparagraphs 8(e)(i), 8(e)(ii) and 8(e)(iii), the “Distributed Property”),

then upon any conversion of this Note that occurs after such record date, the holder of this Note shall be entitled to receive, in addition to the shares of Unify Common Stock, the Distributed Property that such holder would have been entitled to receive in respect of such number of shares of Unify Common Stock had the holder been the record holder of such shares of Unify Common Stock as of such record date. Such distribution shall be made whenever any such conversion is made. In the event that the Distributed Property consists of property other than cash, then the fair value of such Distributed Property shall be as determined in good faith by the Board of Directors of Unify and set forth in reasonable detail in a written valuation report (the “Valuation Report”) prepared by the Board of Directors of Unify. Unify shall give written notice of such determination and a copy of the Valuation Report to the holder of this Note, and if the holder objects to such determination within twenty (20) Business Days following the date such notice is given, Unify shall submit such valuation to an investment banking firm of recognized national standing selected by the holder of this Note and acceptable to Unify in its reasonable discretion, whose opinion shall be binding upon Unify and the holder of this Note. A reclassification of the Unify Common Stock (other than a change in par value, or from par value to no par value or from no par value to par value) into shares of Unify Common Stock and shares of any other class of stock shall be deemed a distribution by Unify to the holders of Unify Common Stock of such shares of such other class of stock within the meaning of this Section 8(e) and, if the outstanding shares of Unify Common Stock shall be changed into a larger or smaller number of shares of Unify Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Unify Common Stock within the meaning of Section 8(d).

          9. Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments of the number of shares of Unify Common Stock into which this Note is convertible and the current Conversion Rate provided for in Section 8:

               (a) When Adjustments to Be Made. The adjustments required by Section 8 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment to the Conversion Rate that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Unify Common Stock, as provided for in Section 8(d)) up to, but not beyond the Conversion Date if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the shares of Unify Common Stock into which this Note is convertible immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by Section 8 and not previously made, would result in a minimum adjustment or on the Conversion Date. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

               (b) Fractional Interests. In computing adjustments under Section 8, fractional interests in Unify Common Stock shall be taken into account to the nearest 1/100th of a share.

               (c) When Adjustment Not Required. If Unify undertakes a transaction contemplated under Section 8(e) and as a result takes a record of the holders of Unify Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights or other benefits contemplated under Section 8(e) and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights or other benefits contemplated under Section 8(e), then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

          10. Replacement. Upon receipt of a duly executed, notarized and unsecured written statement from the Payee with respect to the loss, theft or destruction of this Note (or any replacement hereof) and, if requested by the Company, an indemnity bond customary in the industry, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Company shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

          11. Parties in Interest, Transferability. This Note shall be binding upon the Company and its successors and permitted assigns and the terms hereof shall inure to the benefit of the Payee and its successors and assigns. This Note may be transferred or sold, subject to the provisions of Section 19, or pledged, hypothecated or otherwise granted as security by the Payee.

          12. Amendments. This Note may not be waived, modified or amended in any manner except in writing executed by the Company and the Majority Noteholders (as defined below) which writing shall be binding upon the Payee regardless of whether the Payee is among the holders actually executing such writing; provided that any such waiver, modification or amendment that would have a materially disproportionate adverse effect on the Payee’s rights hereunder compared to the holders of the other Promissory Notes shall require execution by the Payee. “Majority Noteholders” shall mean the holders of a majority-in-interest of principal amount of all then-outstanding Promissory Notes. Until such time as the Merger Agreement shall have been terminated or the Merger consummated, this Note may not be amended or modified without the prior written consent of Unify.

          13. Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The Company will give written notice to the Payee at least twenty (20) days prior to the date on which dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to the Payee prior to such information being made known to the public. Notices to the Payee shall be made to the address set forth in the Purchase Agreement. Notices to the Company shall be made to the following:

Address of the Company:	AXS-One Inc.
301 Route 17 North
Rutherford, New Jersey 07070
Attention: Chief Financial Officer
Facsimile No.: (201) 935-5230

with a copy (which shall	Wiggin and Dana LLP
not constitute notice) to:	400 Atlantic Street
Stamford, Connecticut 06901
Attention: Michael Grundei
Facsimile No.: (203) 363-7676

          14. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

          15. Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

          16. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Payee’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Payee and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Payee and that the remedy at law for any such breach may be inadequate. Therefore, the Company agrees that, in the event of any such breach or threatened breach, the Payee shall be entitled, in addition to all other available rights and remedies, at law or in equity, to such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

          17. Failure or Indulgence Not Waiver. No failure or delay on the part of the Payee in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

          18. Enforcement Expenses. The Company agrees to pay all costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

          19. Compliance with Securities Laws. The Payee of this Note acknowledges that this Note is being acquired solely for the Payee’s own account and not as a nominee for any other party, and for investment, and that the Payee shall not offer, sell or otherwise dispose of this Note other than in compliance with applicable state securities laws and the laws of the United States of America and as guided by the rules of the Securities and Exchange Commission. Any note issued in substitution or replacement for this Note shall be stamped or imprinted with legends, as applicable, in substantially the form stamped or imprinted hereon.

          20. Severability. The provisions of this Note are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect such provision in any other jurisdiction or any other provision of this Note in any jurisdiction.

          21. Company Waivers.

               (a) Except as otherwise specifically provided herein, the Company and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or the Company liable for the payment of this Note, AND DO HEREBY WAIVE TRIAL BY JURY.

               (b) No delay or omission on the part of the Payee in exercising its rights under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Payee, nor shall any waiver by the Payee of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

               (c) THE COMPANY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE PAYEE OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

[Signature page follows.]

          IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first written above.

AXS-ONE INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO FOR PURPOSES OF
ACKNOWLEDGING SECTIONS 8, 9 AND 12 ONLY, BY:

UNIFY CORPORATION

By:
Name:
Title:

PAYEE

Print Exact Name:

By:
Name:
Title:

[Signature Page to Series 2009 5% Secured Promissory Note]

EXHIBIT A

Amount of Advance	Date of Advance	Outstanding Principal Balance

EXHIBIT B

FORM OF CONVERSION NOTICE

(To be executed by the registered holder in order to convert the Note)

The undersigned hereby irrevocably elects to convert the Series 2009 5% Secured Convertible Promissory Note (the “Note”) of AXS-One Inc., a Delaware corporation, held by the undersigned into shares of common stock, $0.001 par value (the “Unify Common Stock”), of Unify Corporation, a Delaware corporation (“Unify”), according to the terms and conditions of the Note and the conditions hereof, as of the date written below. The undersigned hereby requests that certificates for the shares of Unify Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If the shares of Unify Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. A copy of the Note being converted is attached hereto (and the original Note shall be transmitted to Unify pursuant to the terms thereof). All capitalized terms used in this Conversion Notice, but not otherwise defined herein shall have the meanings assigned in the Note.

Date of Conversion (Date of Notice)

Principal Amount of Note to be Converted

Principal Amount of Note not to be Converted (Principal Amount Remaining after Conversion)

Amount of accumulated and unpaid interest on principal amount of Note to be Converted

Number of shares of Unify Common Stock to be Issued (including conversion of accrued but unpaid interest on Notes to be Converted)

Applicable Conversion Value

Conversion Information: [NAME OF HOLDER]

Address of Holder:

Issue Common Stock to (if different than above):

Name:
Address:

Tax ID #:

Name of Holder

By:
Name:
Title: